EXHIBIT 99.1

For more information, contact: David D. Johnson Chief Financial Officer (502) 329-2000	For Immediate Release

SYPRIS APPOINTS ROBERT B. SANDERS GROUP VICE PRESIDENT
EXECUTIVE TO HEAD KEY ELECTRONICS SEGMENT

LOUISVILLE, Ky. (March 16, 2005) — Sypris Solutions, Inc. (Nasdaq/NM:SYPR) announced today that Robert B. Sanders has been appointed Group Vice President with operating responsibility for the Company’s Electronics Group. Mr. Sanders will be located at the Company’s headquarters in Louisville, Kentucky and will report to Jeffrey T. Gill, the President and Chief Executive Officer of Sypris Solutions.

    Mr. Sanders previously served as a General Manager and Site Executive for the Defense & Space Electronics Systems division of Honeywell, a leading provider of integrated solutions for commercial aviation and military aircraft. While at Honeywell, he was responsible for the successful introduction of new products for use in bomber, fighter and helicopter programs with the Boeing Company, Northrop Grumman and Lockheed Martin. Prior to Honeywell, Mr. Sanders served as Deputy Director Product Development for ITT Industries, a diversified engineering and manufacturing company with expertise in defense electronics and services. Mr. Sanders holds a Bachelor of Arts Degree in Management/Aeronautics from Dowling College and is a former Naval Aviator with the United States Marine Corps, where he served in various missions including in support of Desert Shield and Desert Storm.

        Commenting on the announcement, Jeffrey T. Gill, President and Chief Executive Officer of Sypris Solutions, said, “We are very pleased to announce the addition of Bob to our executive staff. With his broad experience in working successfully with leading aerospace and defense companies, Bob is expected to make a significant and immediate impact on the future growth and development of our Electronics Group.”

        The Electronics Group provides circuit card assemblies for use in missile guidance systems, displays for the Apache attack helicopter and a variety of satellite communication systems. The group designs secure communication equipment and data storage systems, and writes encryption software for the National Security Agency. The group also provides a wide range of calibration, certification and testing services for customers such as NASA, the FAA and the National Weather Service. The Electronics Group of Sypris Solutions employs approximately 1,000 people in 26 locations throughout the United States.

        Sypris Solutions is a diversified provider of technology-based outsourced services and specialty products. The Company performs a wide range of manufacturing and technical services, typically under multi-year, sole-source contracts with major corporations and

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Sypris Appoints Robert B. Sanders Group Vice President

March 16, 2005

government agencies in the markets for aerospace and defense electronics, truck components and assemblies, and for users of test and measurement equipment. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

        This release, and oral statements referring hereto, contain “forward-looking statements,” from which actual results may differ materially due to factors such as: cost and availability of raw materials such as steel, components, freight, or utilities; cost and inefficiencies associated with increasing our manufacturing capacity and launching new programs; stability and predictability of customers’ scheduling demands; costs associated with breakdowns or repairs of machinery and equipment; growth, reduction or competitive pressures in our markets; cost, efficiency and yield of our operations including overtime costs; our ability to improve results of acquired businesses and associated costs; inventory valuation risks; product mix; changes in government or other customer programs; reliance on major customers or suppliers; revised contract prices or estimates of major contract costs; dependence on management; labor relations; risks of foreign operations; currency exchange rates; costs and supply of debt, equity capital, or insurance; significant increases in working capital; impairments or write-offs of goodwill or fixed assets; pension valuation risks; changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; completion of the internal control assessment process; compliance costs; regulatory actions or sanctions; litigation, including customer, creditor, stockholder, environmental or asbestos-related claims; war, terrorism or political uncertainty; disasters; unknown risks and uncertainties; or risk factors in our SEC filings.

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